UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2016

POWERSHARES DB G10 CURRENCY HARVEST FUND

(Exact Name of Registrant as Specified in its Charter)

Delaware	16-6562496
(State or Other Jurisdiction of Incorporation)	(IRS Employer ID Number)

c/o Invesco PowerShares Capital Management LLC
3500 Lacey Road, Suite 700
Downers Grove, Illinois	60515
(Address of Principal Executive Offices)	(Zip Code)

001-33020

(Commission File Number)

(880) 983-0903

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective November 29, 2016, Invesco PowerShares Capital Management LLC as Managing Owner of PowerShares DB G10 Currency Harvest Fund (the “Fund”), entered into an Amended and Restated Commodity Futures Customer Agreement (the “Agreement”) with Morgan Stanley & Co. LLC (“Morgan Stanley”), pursuant to which the Commodity Broker will act as the clearing broker and as custodian of the Fund’s assets in connection with the clearing of transactions and will perform such other services for the Fund as the Managing Owner may from time-to-time request.

In respect of the transactions effected pursuant to the Agreement, the Commodity Broker will charge the Fund a fee for the services it has agreed to perform, including brokerage charges, giveup fees, commissions and services fees as may be agreed upon by the Fund and the Commodity Broker; exchange, clearing house, NFA or other regulatory fees; the amount necessary to hold Commodity Broker harmless against all taxes and related liabilities of the Fund; any debit balance or deficiency in the Fund’s account; interest on any debit balances or deficiencies in the Fund’s account and on monies advanced to the Fund; and any other agreed upon amounts owed by the Fund to the Commodity Broker in connection with the Fund’s account or transactions therein.

The Agreement is terminable by the Fund at any time by written notice to the Commodity Broker, or by the Commodity Broker without penalty upon ten (10) days’ prior written notice.

The Agreement provides that except to the extent of its gross negligence, fraud or willful misconduct, the Commodity Broker shall not be liable for any loss, liability or expense incurred by the Fund in connection with or arising out of this Agreement, transactions in or for the Fund or any actions taken by the Commodity Broker at the request or direction of the Fund.

The foregoing description is a summary, does not purport to be a complete description of the Agreement, and is qualified in its entirety by reference to the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibit.

Exhibit No.	Description

10.1	Commodity Futures Customer Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PowerShares DB G10 Currency Harvest Fund

By:	Invesco PowerShares Capital Management LLC,
its Managing Owner

By: /s/ Daniel Draper
	Name:	Daniel Draper
	Title:	Chief Executive Officer

Date: November 28, 2016

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